Exhibit 99.1

WiFiMed Holdings Company, Inc. Announces Signing of Letter of Intent to Acquire JMJ Technologies, Inc.

WiFiMed Holdings Company, Inc. (WIFM.OB) announced today it has signed a letter of intent to acquire 100 percent of the outstanding stock of Atlanta-based JMJ Technologies, Inc.,  a developer of configurable workflow management solutions. Terms of the transaction have not been finalized and are subject to the execution of a definitive agreement between the parties. Terms of the acquisition will include the issuance of up to 3,000,000 shares of WiFiMed restricted common stock and the assumption of the debts and liabilities of JMJ Technologies. Completion of the acquisition, which is subject to due diligence by WiFiMed, is expected in May or June, 2007

Combining JMJ Technologies' Electronic Health Record ("EHR") product EncounterPRO® version 5, certified in 2006 by CCHIT(SM) for ambulatory care, a multispecialty, workflow management system; and WiFiMed's patent-pending data synchronization, forms building tools, and thick-client technology will create a unique solution for full patient access and charting capabilities in the office and in remote sites such as emergency rooms, hospitals and homes.

About WiFiMed Holdings Company, Inc.

WiFiMed Holdings Company, Inc., through its wholly owned subsidiary, WiFiMEd, Inc.,  is a provider of wireless patient information through its proprietary product, Tablet MD®.  Tablet MD®, which was developed to assist physicians and health care providers manage patient workflow, operates on a tablet PC and manages patient medical information, consultation notes, prescriptions, records, and charts through five proprietary technologies. Tablet MD® has been designed to meet the Health Insurance Portability and Accountability Act (HIPAA) requirements and to reduce medical errors, documentation time, overhead, and time spent filing insurance claims. Tablet MD® offers insurance coding, manages prescriptions and performs drug interaction reviews based on a patient’s unique history.  WiFiMed commenced operations in October 2002. WiFiMed's executive offices are located in Marietta, Georgia.

About JMJ Technologies, Inc.

JMJ Technologies, Inc., founded in 1994, developed EncounterPRO® EHR, the configurable EHR workflow management solution, has won 11 national awards for excellence in healthcare software, including first place awards from TEPR (Toward an Electronic Patient Record, sponsored by the Medical Records Institute) and MS-HUG (Microsoft® Healthcare Users Group).  Physician practices using the EncounterPRO® EHR have won the prestigious Nicholas E. Davies Award of Excellence sponsored by HIMSS® (the Healthcare Information and Management Systems Society) for three consecutive years 2003-2005. JMJ Technologies, Inc. is a national company.

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Contacts:
WiFiMed – Roger Taft – Director, Investment Services (954) 428-3286 – rtaft@wifi-med.com

# # #